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                                                                   [Exhibit 5.1]

                               [WSGR LETTERHEAD]


                               November 20, 1998


Plantronics, Inc.
337 Encinal Street
Santa Cruz, California 95060


        RE:     LEGALITY OF SECURITIES COVERED BY REGISTRATION STATEMENT ON FORM
                S-3

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 20, 1998, Reg. No. 333-________ (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,000,000 shares of your Common Stock (the "Shares"), all of which are issued and outstanding and may be offered for sale by and for the benefit of certain selling stockholders. As legal counsel for Plantronics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with sales, if any, of the Shares by such selling stockholders.

            It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati



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